Exhibit 99.24

[FORM OF E-MAIL TO ALL COLLEAGUES REGARDING LAST DAY TO EXCHANGE]
If you choose to participate in the Stock Option Exchange Program, TODAY, Tuesday, January 21st is the deadline for making your election. If your properly completed Election Letter and Personalized Election Form are not received by Janet Smith by 12:00 midnight, today, January 21, 2003, you will not be allowed to participate in the program.

Due to the short amount of time remaining, if you want to participate in the program, we strongly recommend that you fax your forms to Janet Smith.  The fax number is 585-530-2738.  Please be patient as the volume of forms coming through the fax is very high.

Remember: forms must be received today, not postmarked by this date.  This deadline applies to all revisions/corrections to deficient elections, and elections to withdraw from the program as well.

Election forms received after 12:00 midnight will NOT be accepted!

Questions? If you have questions, please contact your HR Manager http://intra/home/hr/hr_team.htm#services